Exhibit 16.1

[Letterhead of Eisner LLP]

June 3, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Medallion Financial Corp.’s Form 8-K, a copy of which the Registrant provided to us on June 3, 2005. We are in agreement with the statements regarding our firm in that item. We have no basis to agree or disagree with respect to information regarding other accountants contained in Item 4.01. We did not conduct a review of the financial statements of Medallion Financial Corp. for any period subsequent to March 31, 2005.

Very truly yours,

/s/ Eisner LLP
Eisner LLP